InsuraGuest Technologies Inc.

Condensed Interim Consolidated Financial Statements

For the three months ended

September 30, 2023

Unaudited – Prepared by Management

(Expressed in United States Dollars)

NOTICE OF NO AUDITOR REVIEW OF CONDENSED

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

The accompanying unaudited condensed interim consolidated financial statements of InsuraGuest Technologies Inc. (the "Company") for the three months ended September 30, 2023 and September 30, 2022, have been prepared by the management of the Company and approved by the Company's Audit Committee and the Company's Board of Directors.

Under National Instrument 51-102, Part 4, subsection 4.3 (3) (a), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that an auditor has not reviewed the financial statements.

The accompanying unaudited condensed interim consolidated financial statements of the Company have been prepared by and are the responsibility of the Company's management. The Company's independent auditor has not performed a review of these financial statements in accordance with standards established by CPA Canada for a review of the condensed interim financial statements by an entity's auditor.

InsuraGuest Technologies Inc.

Condensed Interim Consolidated Statements of Financial Position

Unaudited – Prepared by Management

(Expressed in United States Dollars)

As at September 30, 2023 and June 30, 2023

	Note	September 30, 2023 $	June 30, 2023 $
Assets			
Current assets			
Cash		27,343	88,662
Short-term investments	5	33,208	34,037
Receivables	3,9	54,773	32,086
Prepaid expenses		7,573	13,251
		122,897	168,036
Non-current assets			
Intangible asset - software	4	24,928	31,194
Total assets		**147,825**	199,230
Liabilities and shareholders' deficiency			
Current liabilities			
Accounts payable and accrued liabilities	6,9	201,354	199,990
Loans payable	6	36,824	-
Deferred revenues		26,207	25,432
Due to related parties	9	363,531	241,193
Total liabilities		**627,916**	466,615
Shareholders' deficiency			
Share capital	7	7,203,772	7,203,772
Reserves	7	808,353	839,661
Accumulated other comprehensive loss		(7,051)	(11,119)
Deficit		(8,485,165)	(8,299,699)
Total shareholders' deficiency		**(480,091)**	(267,385)
Total liabilities and shareholders' deficiency		**147,825**	199,230

Nature of operations and going concern	1
Events after the reporting period	13

Approved on behalf of the Board of Directors on November 28, 2023:

"Douglas Anderson" **Director** *"Charles Cayias"* **Director**

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

InsuraGuest Technologies Inc.

Condensed Interim Consolidated Statements of Changes in Shareholders' Equity (Deficiency)

Unaudited – Prepared by Management

(Expressed in United States Dollars)

For the three months ended September 30, 2023 and September 30, 2022

	Common shares					
	Number of shares #	Share capital $	Reserves $	Accumulated other comprehensive income (loss)	Deficit $	Total shareholders' equity (deficiency) $
Balance, July 1, 2022	59,304,675	7,203,772	825,001	(1,245)	(7,573,738)	453,790
Share-based payments	-	-	9,521	-	-	9,521
Translation adjustment	-	-	-	(10,360)	-	(10,360)
Loss for the period	-	-	-	-	(180,631)	(180,631)
September 30, 2022	59,304,675	7,203,772	834,522	(11,605)	(7,754,369)	272,320
Balance, July 1, 2023	59,304,675	7,203,772	839,661	(11,119)	(8,299,699)	(267,385)
Fair value reversal on expiry of stock options	-	-	(31,308)	-	31,308	-
Translation adjustment	-	-	-	4,068	-	4,068
Loss for the period	-	-	-	-	(216,774)	(216,774)
September 30, 2023	**59,304,675**	**7,203,772**	**808,353**	**(7,051)**	**(8,485,165)**	**(480,091)**

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

InsuraGuest Technologies Inc.

Condensed Interim Consolidated Statements of Loss and Comprehensive Loss

Unaudited – Prepared by Management

(Expressed in United States Dollars)

For the three months ended September 30, 2023 and September 30, 2022

	Note	September 30, 2023 $	September 30, 2022 $
Revenues	3,9,11,12	181,134	81,405
Cost of sales	9	(90,577)	(26,793)
Gross profit		**90,557**	54,612
Operating expenses			
Advertising and marketing		43,102	38,641
Amortization	4	6,266	6,266
Consulting fees	9	123,555	97,580
General and administrative	9	32,749	42,306
Management fees	9	17,891	16,096
Office supplies, software and other		3,087	16,960
Professional fees	9	78,440	27,152
Share-based payments	7,9	-	9,521
Transfer agent and filing fees		2,241	2,047
Travel and related		-	3,424
Loss from operating expenses		**(307,331)**	(259,993)
Gain on forgiveness of accounts payable	6	-	7,665
Recovery of sales tax	3	-	17,085
Loss before income taxes		**(216,774)**	(180,631)
Translation adjustment		**4,068**	(10,360)
Loss and comprehensive loss for the period		**(212,706)**	(190,991)
Loss per share			
Weighted average number of common shares outstanding			
- basic #	8	**59,304,675**	59,304,675
- diluted #	8	**59,304,675**	59,304,675
Basic loss per share $	8	**(0.00)**	(0.00)
Diluted loss per share $	8	**(0.00)**	(0.00)

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

InsuraGuest Technologies Inc.

Condensed Interim Consolidated Statements of Cash Flows

Unaudited – Prepared by Management

(Expressed in United States Dollars)

For the three months ended September 30, 2023 and September 30, 2022

	Note	September 30, 2023 $	September 30, 2022 $
Operating activities			
Loss for the period		(216,774)	(180,631)
Amortization		6,266	6,266
Gain on forgiveness of accounts payable		-	(7,665)
Share-based payments		-	9,521
Net change in non-cash working capital items	10	111,935	60,060
		(98,573)	(112,449)
Financing activities			
Proceeds from loans	6	36,824	-
		36,824	-
Net change in cash		**(61,749)**	(112,449)
Effect of foreign exchange on cash		**430**	(18,753)
Cash, beginning of period		**88,662**	567,766
Cash, end of period		**27,343**	436,564
Supplemental cash flow information	10		

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

(Expressed in United States Dollars)

1. Nature of operations and going concern

Nature of business

InsuraGuest Technologies Inc. (the "Company" or "ISG Tech") is a SaaS (Software-as-a-Service) company utilizing a proprietary insurance and technology software ("insurtech") to embed its short-term rental and event-based insurance products to the vacation rental, hotels, sports, and ticketed events sectors. The Company was incorporated on August 13, 2010 in British Columbia as an exploration company primarily focused on the acquisition, exploration and development of mineral properties located in Canada, and changed its principal business from mineral exploration to industrial products, technology, and software services. The Company's head office is located at Suite 170, 2725 East Parley's Way, Salt Lake City, Utah, 84109. The Company's registered office is located at Suite 1140, 625 Howe Street, Vancouver, BC, V6C 2T6.

On February 26, 2020, the Company completed the acquisition of all of the issued and outstanding securities in the capital of InsuraGuest Inc. ("ISG Inc."), a private company incorporated in the state of Utah, in exchange for the issuance of an aggregate of 21,080,992 common shares in the capital of the Company to the shareholders of ISG Inc. pursuant to the terms of an Arrangement Agreement dated January 14, 2019 between the Company, ISG Acquisition Corp. (a wholly-owned, inactive subsidiary of the Company) and ISG Inc. (collectively, the "Transaction"), which received shareholder approval. The Transaction was accounted for as a reverse acquisition ("RTO").

The Company has earned nominal revenues to date, and the Company's continuing operations will be entirely dependent upon proving the technology through successful integration with existing and future customers.

Going concern

The Company's condensed interim consolidated financial statements (the "financial statements") are prepared on the basis of accounting principles applicable to a going concern, which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of business. There are conditions and events which constitute material uncertainties that may cast significant doubt on the validity of this assumption.

The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations. These factors challenge the Company's ability to continue as a going concern for a year from the date these financial statements were issued.

As at September 30, 2023, the Company had not achieved profitable operations, has a working capital deficit of $505,019 (June 30, 2023 – $298,579) and has a history of losses and has an accumulated deficit of $8,485,165 (June 30, 2023 - $8,299,699). There is a material uncertainty which may cast significant doubt about the Company's ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. These financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2. Significant accounting policies

Basis of presentation

These financial statements have been prepared in conformity with International Accounting Standard ("IAS") 34, Interim Financial Reporting, using the same accounting policies as detailed in the Company's annual audited consolidated financial statements for the year ended June 30, 2023, and do not include all the information required for full annual financial statements in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC"). It is suggested that these financial statements be read in conjunction with the annual audited consolidated financial statements.

These financial statements have been prepared on a historical cost basis, except for financial instruments measured at fair value. In addition, these financial statements have been prepared using the accrual basis of accounting, except for cash flow information.

These financial statements are presented in United States (U.S.) dollars. The functional currency of the Company and its controlled subsidiaries is detailed below.

Principles of consolidation

These financial statements include the accounts of the Company and its wholly owned subsidiaries, as follows:

Name	Functional currency	Relationship
InsuraGuest Technologies Inc.	Canadian dollar	Legal parent company
InsuraGuest Inc.	U.S. dollar	Legal subsidiary company
ISG Acquisition Corp.	U.S. dollar	Subsidiary company
MDO Mining Corp.	Canadian dollar	Subsidiary company
InsuraGuest Insurance Agency, LLC	U.S. dollar	Subsidiary company
InsuraGuest Risk Purchasing Group, LLC	U.S. dollar	Subsidiary company
Insure The People, LLC	U.S. dollar	Subsidiary company
ISG Sports, LLC	U.S. dollar	Subsidiary company

A subsidiary is an entity controlled by the Company and is included in the financial statements from the date that control commences until the date that control ceases. The accounting policies of a subsidiary are changed where necessary to align them with the policies adopted by the Company.

All intercompany balances are eliminated on consolidation.

These financial statements account for ISG Tech as a controlled entity requiring consolidation since the date of the RTO (note 1), effective February 26, 2020.

(Expressed in United States Dollars)

3. Receivables and revenues

Receivables consist of the following:

	September 30, 2023 $	June 30, 2023 $
Trade receivables (note 9)	40,641	22,257
Sales tax recoverable	14,132	9,829
	54,773	32,086

During the year ended June 30, 2023, the Company recognized a recovery of sales tax previously written-off in the amount of $17,085.

As at September 30, 2023, management has concluded that no provision for allowance for doubtful accounts is required (June 30, 2023 – none). The aging analysis of trade receivables is as follows:

	September 30, 2023 $	June 30, 2023 $
0-30 days	12,578	22,257
31-60 days	11,766	-
61-90 days	15,825	-
Greater than 90 days	472	-
	40,641	22,257

During the three months ended September 30, 2023, revenues from the 2 largest customers amounted to 78.9%, and 11.3% of gross revenues. During the three months ended September 30, 2022, revenues from the 3 largest customers amounted to 35.4%, 20.6%, and 19.3% of gross revenues. As at September 30, 2023, customers with the 2 largest trade receivable balances amounted to 56.6%, and 43.4% of total trade receivables; as at June 30, 2023, the figures were 54.2%, and 40.2%.

In accordance with the Company's stated accounting policy, the Company recognizes revenues on both a gross and a net basis, depending on whether the Company is considered the principal or an agent in the transaction.

A reconciliation of gross to net revenues for the three months ended September 30, 2023, and September 30, 2022 is as follows:

	September 30, 2023 $	September 30, 2022 $
Gross revenues	201,839	108,275
Less:		
Cost of sales adjustments	(20,705)	(26,870)
Net revenues	**181,134**	81,405

(Expressed in United States Dollars)

4. Intangible asset

Cost	Balance at July 1, 2022 $	Additions $	Disposals $	Balance at June 30, 2023 $
Software	125,310	-	-	125,310
Total	125,310	-	-	125,310

Accumulated amortization	Balance at July 1, 2022 $	Additions $	Disposals $	Balance at June 30, 2023 $
Software	69,054	25,062	-	94,116
Total	69,054	25,062	-	94,116

Cost	Balance at July 1, 2023 $	Additions $	Disposals $	Balance at September 30, 2023 $
Software	125,310	-	-	125,310
Total	**125,310**	**-**	**-**	**125,310**

Accumulated amortization	Balance at July 1, 2023 $	Additions $	Disposals $	Balance at September 30, 2023 $
Software	94,116	6,266	-	100,382
Total	**94,116**	**6,266**	**-**	**100,382**

Net book value - June 30, 2023	31,194
Net book value - September 30, 2023	**24,928**

During the three months ended September 30, 2023, the Company recorded total amortization charges of $6,266 (2022 - $6,266).

5. **Short-term investments**

As at September 30, 2023, the Company had reclamation bonds held with the Ministry of Mines (British Columbia) in the amount of $33,208 (June 30, 2023 - $34,037). These reclamation bonds are classified as short-term investments as they are Guaranteed Investment Certificates that mature within 12 months.

(Expressed in United States Dollars)

6. Accounts payable and accrued liabilities and loans payable

Accounts payable and accrued liabilities consist of the following:

	September 30, 2023 $	June 30, 2023 $
Trade payables	201,354	199,990
Accrued liabilities	-	-
	201,354	199,990

During the year ended June 30, 2023, the Company recognized a gain on forgiveness of accounts payable in the amount of $7,665.

On September 6, 2023, the Company received loans of $36,824 (CAD $50,000) from two arm's-length parties. The loans bear interest at a rate of 15% per annum, are unsecured, and are repayable on or before December 6, 2023. As at September 30, 2023, no interest has been accrued on the loans.

7. Shareholders' equity

The authorized share capital of the Company consists of the following:

- an unlimited number of common shares without par value; and
- an unlimited number of preferred shares without par value.

From incorporation to September 30, 2023, the Company has not issued any preferred shares. All issued and outstanding common shares are fully paid. As at September 30, 2023 and June 30, 2023, no common shares are held in escrow.

Transactions for the issue of share capital during the three months ended September 30, 2023:

- There was no share capital activity during the three months ended September 30, 2023.

Transactions for the issue of share capital during the three months ended September 30, 2022:

- There was no share capital activity during the three months ended September 30, 2022.

Warrants

A summary of the status of the Company's warrants as at September 30, 2023, and June 30, 2023, and changes during the period/year then ended is as follows:

	Period ended September 30, 2023		Year ended June 30, 2023	
	Warrants #	Weighted average exercise price (CAD $)	Warrants #	Weighted average exercise price (CAD $)
Warrants outstanding, beginning of period/year	28,035,725	0.20	38,035,725	0.24
Expired - Private Placement Warrants	-	-	(10,000,000)	0.35
Warrants outstanding, end of period/year	**28,035,725**	**0.20**	28,035,725	0.20

(Expressed in United States Dollars)

7. Shareholders' equity (continued)

Warrants (continued)

In connection with the Transaction (note 1), performance warrants (the "Performance Warrants") issued are as follows:

- Series A warrants were issued on a ratio of 0.11 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of two (2) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $1,000,000** within two (2) years from the closing of the Agreement (milestone not met, and warrants expired);
- Series B warrants were issued on a ratio of 0.32 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of five (5) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $5,000,000** within five (5) years from the closing of the Agreement;
- Series C warrants were issued on a ratio of 0.37 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of seven and a half (7.5) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $10,000,000** within seven and a half (7.5) years from the closing of the Agreement; and
- Series D warrants were issued on a ratio of 0.64 for each ISG Inc. share held, each whole warrant being exercisable into an additional common share of the Company at CAD $0.20 per share for a period of ten (10) years from closing of the Agreement and subject to total revenue of the Company exceeding **CAD $20,000,000** within ten (10) years from the closing of the Agreement.

The Performance Warrants issued formed additional consideration to the ISG Inc. shareholders in connection with the completion of the Transaction and were fair valued (total of $323,000) using the Black-Scholes option pricing model with the following weighted average assumptions: share price of CAD $0.20, exercise price of CAD $0.20, risk-free rate of 2.00%, expected volatility of 120%, and expected life of 1.31 years. Further, the model was adjusted to incorporate a probability-weighted analysis (expected forfeiture rates of 50% to 93.75%) to adjust the value of the Performance Warrants for management's estimate of the likelihood of the revenue targets (summarized above) being met.

During the year ended June 30, 2023, 10,000,000 warrants expired unexercised. There was no value originally attributed to these warrants, so no fair value to reverse on expiration.

As at September 30, 2023, the Company had warrants outstanding and exercisable as follows:

Warrants outstanding #	Warrants exercisable #	Exercise price (CAD $)	Weighted average remaining life (years)	Expiry date
6,745,919	-	0.20	1.41	February 26, 2025
7,799,969	-	0.20	3.91	August 26, 2027
13,489,837	-	0.20	6.41	February 26, 2030
28,035,725	**-**	**0.20**	**4.51**	

(Expressed in United States Dollars)

7. **Shareholders' equity** (continued)

Stock options

A summary of the status of the Company's stock options as at September 30, 2023, and June 30, 2023, and changes during the period/year then ended is as follows:

	Period ended September 30, 2023		Year ended June 30, 2023	
	Options #	Weighted average exercise price (CAD $)	Options #	Weighted average exercise price (CAD $)
Options outstanding, beginning of period/year	4,774,500	0.29	4,774,500	0.29
Expired	(250,000)	0.35	-	-
Options outstanding, end of period/year	**4,524,500**	**0.28**	4,774,500	0.29

On January 7, 2021, the Company granted 2,674,500 stock options to Directors, Officers and consultants. The options are exercisable at CAD $0.20 and expire three years from the grant date. The options were valued at $434,984 ($0.163 per option) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.25, exercise price of CAD $0.20, risk-free rate of 0.18%, expected volatility of 153%, and expected life of 3.00 years.

On August 3, 2021, the Company granted 1,600,000 stock options to an Officer of the Company pursuant to an Executive Services Agreement (the "ESA"). The options are exercisable at $0.35 and are subject to vesting terms as follows:

- 250,000 of the options vested on signing of the ESA and expire on August 1, 2023 (the "Initial Vesting Options");
- 250,000 of the options vested on September 1, 2022 and expire on August 1, 2024 (the "Second Vesting Options");
- 84,034 of the options vested on the Company earning $1,000,000 in gross revenues on or before February 26, 2023 (the "Initial Revenue Milestone Options") (milestone met);
- 244,461 of the options vest on the Company earning $5,000,000 in gross revenues on or before February 26, 2026;
- 282,658 of the options vest on the Company earning $10,000,000 in gross revenues on or before August 26, 2028; and
- The remaining 488,847 of the options vest on the Company earning $20,000,000 in gross revenues on or before February 26, 2031.

Each revenue milestone refers to the total gross revenue the Company must receive prior to the expiration date of the particular option.

The Initial Vesting Options were valued at $33,188 (CAD $42,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 2.0 years.

The Second Vesting Options were valued at $39,510 (CAD $50,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 3.0 years. Although the Second Vesting Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $33,224 in respect of these options, with the difference of $6,286 being recorded on vesting during the year ended June 30, 2023.

(Expressed in United States Dollars)

7. **Shareholders' equity** (continued)

Stock options (continued)

The Initial Revenue Milestone Options were valued at $10,272 (CAD $13,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.32, exercise price of CAD $0.35, risk-free rate of 0.36%, expected volatility of 106%, and an expected life of 1.6 years. Although the Initial Revenue Milestone Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $5,947 in respect of these options, as the Company expected the revenue milestone to be met prior to February 26, 2023. The revenue milestone was met, and an additional accrual of $4,325 was made during the year ended June 30, 2023.

No accrual towards any of the additional three tranches have been made as at September 30, 2023, as management of the Company cannot readily determine whether these additional revenue milestones will be met, and accordingly, whether the options will vest.

Further, the Company granted a total of 1,200,000 stock options to four Officers of the Company (300,000 options per Officer), exercisable at CAD $0.35 with an expiration of February 26, 2031. The options are subject to vesting terms as follows:

- 240,000 of the options vested on September 1, 2021 (the "First Vesting Options");
- 73,340 of the options vested on the Company earning $1,000,000 in gross revenues on or before February 26, 2023 (the "First Revenue Milestone Options") (milestone met);
- 213,348 of the options vest on the Company earning $5,000,000 in gross revenues on or before February 26, 2026;
- 246,684 of the options vest on the Company earning $10,000,000 in gross revenues on or before August 26, 2027; and
- The remaining 426,628 of the options vest on the Company earning $20,000,000 in gross revenues on or before February 26, 2031.

Each revenue milestone refers to the total gross revenue the Company must receive prior to the expiration of the date of the particular option.

The First Vesting Options were valued at $64,006 (CAD $81,000) using the Black-Scholes option pricing model with the following assumptions: share price of $0.36, exercise price of CAD $0.35, risk-free rate of 1.08%, expected volatility of 119%, and an expected life of 9.5 years.

The First Revenue Milestone Options were valued at $9,899 (CAD $13,000) using the Black-Scholes option pricing model with the following assumptions: share price of CAD $0.36, exercise price of CAD $0.35, risk-free rate of 0.41%, expected volatility of 106%, and an expected life of 1.5 years. Although the First Revenue Milestone Options had not vested as at June 30, 2022, the Company made an accrual of share-based compensation in the amount of $5,850 in respect of these options, as the Company expected the revenue milestone to be met prior to February 26, 2023. The revenue milestone was met, and an additional accrual of $4,049 was made during the year ended June 30, 2023.

No accrual towards any of the additional three tranches have been made as at September 30, 2023, as management of the Company cannot readily determine whether these additional revenue milestones will be met, and accordingly, whether the options will vest.

(Expressed in United States Dollars)

7. **Shareholders' equity** (continued)

Stock options (continued)

As at September 30, 2023, the Company has stock options outstanding and exercisable as follows:

Options outstanding #	Options exercisable #	Exercise price (CAD $)	Weighted average remaining life (years)	Expiry date
1,974,500	1,974,500	0.20	0.27	January 7, 2024
250,000	250,000	0.35	0.84	August 1, 2024
244,461	-	0.35	2.41	February 26, 2026
213,348	-	0.35	2.41	February 26, 2026
246,684	-	0.35	3.91	August 26, 2027
282,658	-	0.35	4.91	August 26, 2028
488,847	-	0.35	7.41	February 26, 2031
426,628	-	0.35	7.41	February 26, 2031
73,340	73,340	0.35	7.41	February 26, 2031
84,034	84,034	0.35	7.84	August 1, 2031
240,000	240,000	0.35	7.93	September 1, 2031
4,524,500	**2,621,874**	**0.28**	**3.11**	

During the three months ended September 30, 2023, 250,000 stock options expired unexercised. In connection with the expiration, the Company reversed the initial fair value of $31,308 (CAD $42,000) from reserves and charged the amount directly to deficit.

Reserves

Reserves, when applicable, includes the accumulated fair value of stock options recognized as share-based payments, the fair value of warrants issued on private placements, and the fair value of other standalone compensatory warrants issued. Reserves are increased by the fair value of these items on vesting and is reduced by corresponding amounts when the options or warrants are exercised, expired, or cancelled.

8. **Loss per share**

The calculation of basic and diluted loss per share for the three months ended September 30, 2023 was based on the net loss of $216,774 (2022 - $180,631) and a weighted average number of common shares outstanding of 59,304,675 (2022 – 59,304,675). All stock options and warrants were excluded from the diluted weighted average number of shares calculation, as their effect would have been anti-dilutive.

9. **Related party balances and transactions**

Key management personnel include those persons having the authority and responsibility of planning, directing and executing the activities of the Company. The Company has determined that its key management personnel consist of its Executive Officers and Directors. Other related parties to the Company include companies in which key management have control or significant influence. Key management personnel receive no salaries, non-cash benefits, or other remuneration directly from the Company, except as noted below.

(Expressed in United States Dollars)

9. **Related party balances and transactions** (continued)

During the three months ended September 30, 2023, the Company had the following related party transactions:

- $15,000 in consulting fees were paid or accrued to an Officer the Company;
- $38,013 in professional fees were paid or accrued to companies controlled by a Director of the Company;
- $12,500 in licensing fees (cost of sales) was paid or accrued to an Officer and Director of the Company;
- $15,000 in professional fees was paid or accrued to a former Officer of the Company;
- $29,500 in professional fees was paid or accrued to an Officer of the Company;
- $11,182 in management fees was paid or accrued to a Director of the Company;
- $4,473 in rent (general and administrative) was paid or accrued to a company controlled by two Directors of the Company; and
- $6,709 in management fees were paid or accrued to a Director of the Company.

During the three months ended September 30, 2022, the Company had the following related party transactions:

- $15,000 in consulting fees were paid or accrued to a company in which a Director the Company has significant influence;
- $15,000 in consulting fees were paid or accrued to an Officer the Company;
- $10,800 in professional fees were paid or accrued to companies controlled by a Director of the Company;
- $12,500 in licensing fees (cost of sales) was paid or accrued to an Officer and Director of the Company;
- $21,000 in professional fees was paid or accrued to an Officer of the Company;
- $15,000 in professional fees was paid or accrued to an Officer of the Company;
- $29,500 in professional fees was paid or accrued to an Officer of the Company;
- $10,347 in management fees was paid or accrued to a Director of the Company;
- $4,599 in rent was paid or accrued to a company controlled by two Directors of the Company;
- $5,749 in management fees were paid or accrued to a Director of the Company; and
- $9,521 in share-based compensation was recognized for stock options granted to key management.

Further to the above, gross revenues recognized during the three months ended September 30, 2023 of $40,169 (2022 - $43,218) were earned from hotel groups in which an Officer of the Company holds an executive role. As at September 30, 2023, $40,641 (note 3) is included in receivables as owing from these hotel groups (June 30, 2023 - $22,246). Further, as at September 30, 2023, $93,261 is owing to these hotel groups (as well as an additional insurance company controlled by a Director) and included in accounts payable and accrued liabilities (June 30, 2023 - $1,962).

As at September 30, 2023, a total of $363,531 is owing to Directors/Officers and companies in which certain Directors/Officers of the Company have control or significant influence (June 30, 2023 - $241,193) in respect of consulting fees, administrative fees, management fees and professional services provided.

Further, as at September 30, 2023, and amount of $20,044 is owing to an Officer in connection with an overpayment of proceeds from the exercise of share purchase warrants (June 30, 2023 - $20,544). This amount is included in accounts payable and accrued liabilities.

(Expressed in United States Dollars)

10. Supplemental cash flow information

Changes in non-cash operating working capital during the three months ended September 30, 2023 and September 30, 2022 were comprised of the following:

	September 30, 2023	September 30, 2022
	$	$
Receivables	(22,927)	1,365
Prepaid expenses	5,678	(6,473)
Accounts payable and accrued liabilities	5,021	20,221
Deferred revenues	775	736
Due to related parties	123,388	44,211
Net change	**111,935**	60,060

The Company did not incur any non-cash financing or investing activities during the three months ended September 30, 2023 or September 30, 2022.

During the three months ended September 30, 2023, $nil was paid for income taxes (2022 - $nil), and $nil was paid for interest (2022 - $nil).

11. Capital management and financial risk management

Capital management

The Company is a public company and considers items included in shareholders' equity (deficiency) as capital. The Company's primary objective with respect to its capital management is to ensure that it has sufficient cash resources to fund its continuing operations and service any debt.

The Company is not subject to any externally imposed capital requirements and does not presently utilize any quantitative measures to monitor its capital. There has been no change to the Company's capital management practices since incorporation.

Classification of financial instruments

Financial assets:	**Classification:**	**Subsequent measurement:**
Cash	FVTPL	Fair value
Short-term investments	FVTPL	Fair value
Trade receivables	Amortized cost	Amortized cost

Financial liabilities:	**Classification:**	**Subsequent measurement:**
Accounts payable	Other financial liabilities	Amortized cost
Loans payable	Other financial liabilities	Amortized cost
Deferred revenues	Other financial liabilities	Amortized cost
Due to related parties	Other financial liabilities	Amortized cost

Financial instruments - fair value

The Company's financial instruments consist of cash, short-term investments, trade receivables, accounts payable, loans payable, deferred revenues, and due to related parties. The carrying value of trade receivables, accounts payable, loans payable, and due to related parties approximated their fair value because of the short-term nature of these instruments.

(Expressed in United States Dollars)

11. **Capital management and financial risk management** (continued)

Financial instruments - fair value (continued)

Financial instruments measured at fair value on the condensed interim consolidated statements of financial position are summarized into the following fair value hierarchy levels:

Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices).

Level 3: inputs for the asset or liability that are not based on observable market data (unobservable inputs).

	Level 1	Level 2	Level 3	Total
	$	$	$	$
September 30, 2023				
Cash	27,343	-	-	27,343
Short-term investments	33,208	-	-	33,208
	60,551	**-**	**-**	**60,551**
June 30, 2023				
Cash	88,662	-	-	88,662
Short-term investments	34,037	-	-	34,037
	122,699	-	-	122,699

Financial instruments - risk

The Company is exposed in varying degrees to a variety of financial instrument related risks. Management of the Company approves and monitors the risk management processes. The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk of potential loss to the Company if the counterparty to a financial instrument fails to meet its contractual obligations. The Company is exposed to credit risk on its cash and trade receivables.

The Company minimizes its credit risk on its cash by holding funds with high-credit quality North American banks. Management feels as though the Company's credit risk attributable to the majority of its trade receivables is negligible, as the funds are owed from a hotel group in which an Officer of the Company holds an executive role (note 9).

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company manages liquidity risk through the management of its capital structure as described above.

As at September 30, 2023, all of the Company's financial liabilities are classified as current, and accordingly mature within the next fiscal period. The Company intends to settle these balances with funds from its positive working capital position.

Interest rate risk

Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company is exposed to interest rate risk to the extent that the cash maintained at the financial institutions is subject to a floating rate of interest. The interest rate risk on cash is considered insignificant.

11. Capital management and financial risk management (continued)

Financial instruments – risk (continued)

Currency risk

The Company is exposed to currency risk because it holds funds in Canadian Dollars ("CAD"), which, because of fluctuating exchange rates can create gains or losses at the time the funds are converted to United States dollars. The Company has no control over these fluctuations and does not hedge its foreign currency holdings. Based on its September 30, 2023 CAD holdings, every 10% increase or decrease in the exchange rate would have impacted loss for the period by approximately $100 (2022 - $300).

12. Segmented information

Currently, the Company primarily operates in one reportable operating segment, being integrating the insurtech software platform to embed its short-term rental and event-based insurance products to the vacation rental, hotels, sports and ticketed events sectors. All of the Company's non-current assets are located in the United States.

For the three months ended September 30, 2023 and September 30, 2022, the Company's revenues are comprised of the following:

	September 30, 2023	September 30, 2022
	$	$
Revenues from short-term rental guest programs	178,780	78,362
Commissions and other	2,354	3,043
Total	**181,134**	81,405

13. Events after the reporting period

(a) On October 18, 2023, the Company completed a non-brokered private placement whereby 5,744,250 shares were issued at CAD $0.02 per share for gross proceeds of CAD $114,885.